Exhibit 99.1

For Immediate Release Investor Relations Contact: Fitzhugh Taylor 203-682-8261 investors@chuys.com

Chuy’s Holdings, Inc. Announces Preliminary Fourth Quarter 2012 Sales Results

-Chuy’s Provides 2013 Outlook-

-Chuy’s Management to Present at the 15th Annual ICR XChange Investor Conference-

Austin, TX — January 10, 2013 — In advance of its presentation next week at the ICR XChange Investor Conference, Chuy’s Holdings, Inc. (the “Company”) (NASDAQ: CHUY) today announced preliminary, unaudited revenues and comparable restaurant sales results for its fourth quarter ended December 30, 2012. The Company also provided updated guidance for fiscal year 2012, as well as an initial outlook for fiscal year 2013.

For the fourth quarter of 2012, total revenues were approximately $46.7 million, an increase of 40.3% compared to revenues of $33.3 million in the fourth quarter of 2011. The Company’s fourth quarter of 2012 included 14 weeks compared to 13 weeks in the fourth quarter of 2011. Revenues in the fourth quarter of 2012 attributed to the extra week totaled approximately $3.3 million.

The Company’s comparable restaurant sales increased 5.2% during the quarter for the 13-week period ended December 23, 2012 compared to the 13-week period ended December 25, 2011. Comparable restaurant sales were positively impacted by an extra 1.5 operating days in 2012 as a result of the Company’s restaurant closing schedule on Christmas Eve and Christmas Day during the
13-week period in 2011. Excluding the impact of the extra 1.5 days, comparable restaurant sales increased 3.0%.

Based upon these preliminary sales results, the Company has updated its guidance and currently anticipates that its fiscal year 2012 pro forma diluted net income per share will range between $0.59 to $0.61. The Company’s 2012 guidance includes an estimated $0.04 to $0.05 per share positive impact due to the extra week in the fourth quarter of 2012, an increase from the Company’s previous expectation of $0.02 to $0.03, due to better than expected sales in the 53rd week.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc., stated, “We’re pleased to cap off fiscal 2012 with solid sales growth driven by strong comparable restaurant sales and continued contribution from our new unit openings. With a strong pipeline of new units planned for 2013, we are confident that we are in great shape to build upon our 2012 results as we enter the new year.”

Preliminary results remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change. The Company expects to release financial and operating results for its fourth quarter and year ended December 30, 2012 during the last two weeks in February.

2013 Outlook

The Company anticipates that its fiscal year 2013 diluted net income per share will range from $0.66 to $0.69. This range is based, in part, on the following assumptions:

•	Comparable restaurant sales growth between 1.0% and 1.5%;

•	The opening of eight to nine new restaurants; and

•	Weighted average pro forma diluted shares outstanding of 16.7 million to 16.8 million shares.

On a comparable calendar week basis, the Company expects its reported first quarter comparable sales growth percentage to be consistent with its annual guidance. However, due to the 53rd week in fiscal 2012, there is a one-week calendar shift in the comparison of the fiscal first quarter of 2013 compared to the fiscal first quarter of 2012. As a result of this shift, the week between Christmas and New Year’s, traditionally a high volume week for the Company’s restaurants, will be replaced with an average volume week in the first quarter 2013. The Company expects this shift to reduce revenues by approximately $700,000 to $800,000 and impact diluted net income per share by approximately $0.01 to $0.02 during the first quarter of 2013.

The Company will provide additional information regarding its fiscal year 2013 outlook when it releases fourth quarter 2012 earnings.

15th Annual ICR XChange Investor Conference Participation

The Company will present at the 15th Annual ICR XChange Investor Conference on Wednesday, January 16, 2013 at the Fontainebleau Miami Beach Hotel in Florida. The presentation will begin at 3:40 p.m. Eastern Time and will be webcast live. To access the presentation, please visit www.chuys.com under the tab “Investor Relations” or directly through the ICR XChange website at www.icrxchange.com.

About Chuy’s

Founded in Austin, Texas in 1982, Chuy’s owns and operates 39 full-service restaurants across eight states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including our newest locations, please visit Chuys.com. For the nearest location or a complete menu, visit the Chuy’s website at www.chuys.com.

Definitions and Non-GAAP Measures

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within this press release, we make reference to our expectations for non-GAAP pro forma net income. Pro forma net income represents our net income plus the sum of the net reduction in our interest expense and the application of the net proceeds of the IPO to repay $79.4 million of the Company’s debt, the elimination of our management fees and expenses as a result of our IPO, other non-recurring charges less the incremental costs of being a public company and the pro forma incremental income tax expense resulting from the aforementioned adjustments and to adjust the effective rate to the long-term estimated effective rate of 30%.

Forward-Looking Statements

Statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or the Company’s effective tax rate, changes in the number of diluted share outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements except as required by law.